UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2002

Loudeye Corp.

(Exact name of Registrant as specified in its charter)

Delaware	0-29583	91-1908833

(State or other jurisdiction incorporation or of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1130 Rainier Avenue South Seattle, Washington 98144

(Address of principal executive offices) (Zip code)

(206) 832-4000 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS
ITEM 5. OTHER EVENTS
SIGNATURES
INDEX TO EXHIBITS

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

          By that certain First Amendment to Agreement and Plan of Merger dated as of August 12, 2002 (the "First Amendment"), Loudeye Corp. ("Loudeye") amended its Agreement and Plan of Merger with Activate.net Corporation and CMGI, Inc. dated September 25, 2001 (the "Agreement"), pursuant to which Loudeye purchased Activate.net Corporation for a combination of cash and stock. Pursuant to the First Amendment, Loudeye will make a final payment of two million dollars in cash on October 1, 2002 and one million shares of Loudeye common stock immediately. Under the original Agreement, Loudeye would have been required to pay three million dollars in cash and/or Loudeye common stock on or before September 25, 2002.

ITEM 5.  OTHER EVENTS

          On August 8, 2002, Loudeye, a leading provider of webcasting and other digital medial services, announced that its Board of Directors authorized the repurchase of up to $2 million of Loudeye's outstanding common stock over the next 12 months. Subject to price and market conditions, purchases may be made from time-to-time in the open market or through block trades or private transactions, using Loudeye's available cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

Dated: August 20, 2002	By:	/s/ John T. Baker, IV John T. Baker, IV Chairman and Director, Principal Executive Officer

INDEX TO EXHIBITS

None